Exhibit 10.5

EXECUTION COPY

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (the “Agreement”), dated as of April 30, 2004, by and among Solomon Technologies, Inc., a Delaware corporation (the “Company”), the investors listed on Schedule A hereto (collectively the “Investors” and individually an “Investor”), and those existing holders (collectively the “Founders”) of the Company’s outstanding $0.001 par value per share common stock (the “Common Stock”) who appear on Schedule B hereto (the Investors and the Founders sometimes hereinafter collectively referred to herein as the “Stockholders” or individually as the “Stockholder”).

PREAMBLE

The Investors are purchasing shares of the Company’s Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”) pursuant to that certain Securities Purchase Agreement dated April 15, 2004 between the Company and the Investors (the “Stock Purchase Agreement”) or the Confidential Private Placement Memorandum dated March 12, 2004 (“Memorandum”), and the Founders hold shares of Common Stock of the Company in the proportions set forth on Schedule B; and

One of the conditions to the Closing as defined in the Stock Purchase Agreement is the execution by the holders of the outstanding Series A Preferred Stock and fifteen percent (15%) of the outstanding common stock of the Company (on a fully-converted, fully-diluted basis) of this Agreement relating to the election of members to the Company’s Board of Directors (the “Board of Directors”), a grant of rights of first refusal to the Company and the Investors with respect to any dispositions by the Founders and co-sale rights of the Investors with respect to any dispositions by the Founders;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.01 Election of Directors. Each Stockholder agrees to vote all of his, her or its shares of voting securities in the Company, whether now owned or hereafter acquired or which such Stockholder may be empowered to vote from time to time and at all times, in whatever manner shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board. At each election of directors in which the holders of Series A Preferred Stock, voting as a separate class, are entitled to elect directors of the Company, three individuals designated by the Investors (the “Investor Directors”), which individuals shall initially be three persons to be designated by the Investors; and two individuals designated by the Founders (the “Founder Directors”), which individuals shall initially be David E. Tether and David Lindahl. The Company shall cause the nomination for election to the Board of Directors of the individuals set forth above. Each of the directors designated in this Section 1(a) shall be elected at any annual or special meeting of stockholders (or by written consent in lieu of a meeting of stockholders) and shall serve until his or her successor is elected or qualified, or until his or her earlier resignation or removal.

2.01. Right of First Refusal or First Offer on Private Sales.

(a) Sales to Third Parties. If at any time during the term of this Agreement a Founder desires to transfer (a “Selling Stockholder”) all or any part of the shares of capital stock of the Company (or any rights, options, warrants or other securities convertible into or exchangeable for shares of capital stock of the Company) beneficially owned by him (the “Shares”) in a privately-negotiated transaction pursuant to a bona fide offer or proposed offer (the “Proposed Offer Sale”) from a third party or a proposed offer to a third party (the “Proposed Transferee”), the Selling Stockholder shall first submit a written offer (the “Offer”) to sell such Shares (the “Offered Shares”) first to the Company, and second to the Investors (if applicable) on terms and conditions, including, without limitation, price, not less favorable to the Company and the Investor than those on which the Selling Stockholder proposes to sell such Offered Shares to the Proposed Transferee or otherwise pursuant to the Proposed Offer Sale in accordance with the provisions of this Section 2.

The Offer shall disclose the identity of and, if available, information about the Proposed Transferee, and the terms of the Proposed Offer Sale, the number of Offered Shares proposed to be sold, the total number of Shares owned by the Selling Stockholder, the terms and conditions, including, without limitation, price, of the proposed sale, and any other material terms and facts relating to the proposed sale which may be requested by the Investors and the Company, as the case may be. The Offer shall further state that the Company and the Investors may acquire, in accordance with the provisions of this Section 2, all of the Offered Shares (but not less than all of the Offered Shares) for the price indicated in the Offer and upon the other terms and conditions, including deferred or installment payment (if applicable), set forth therein.

In the event the terms of the Proposed Offer Sale contemplate the payment to the Selling Stockholder of consideration other than cash, the value of such non-cash consideration shall be determined in good faith by the Board of Directors of the Company; provided that, if the Proposed Transferee offers the Selling Stockholder (i) securities that are traded on a nationally recognized stock exchange or quoted on the NASDAQ National Market, then the value of such consideration shall be the average closing sale prices for the ten (10) consecutive trading days preceding the date of the Offer, or (ii) securities that are traded on the NASDAQ over-the-counter market or Small-Cap market, the value of such consideration shall be the average of the closing bid and closing asked prices for the twenty (20) consecutive trading days preceding the date of the Offer as reported in the Wall Street Journal or by any market-maker. In the event of any dispute between the Selling Stockholder and the Company regarding the determination of the fair market value of non-cash consideration will be settled by a reasonable process determined by the Outside Director. All costs of any appraisal shall be borne by the Company.

(b) Company’s Right of First Refusal. Upon receipt of the Offer, if the Company desires to purchase all or any part of the Offered Shares, the Company shall deliver a written notice of its election to purchase or not to purchase such shares to the Selling Stockholder and the Investors. The notice shall be delivered in person or mailed to the Selling Stockholder and the Investors within fifteen (15) days of the date of receipt by the Company of the Offer. Such notice, if to purchase the Offered Shares, shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale to, and purchase by, the Company of the number of Offered Shares specified by the Company in such notice and on the terms of the Offer. The Closing of the sale of Offered Shares to the Company pursuant to this Section 2.01(b) shall be made at the offices of the Company on such date as may be agreed upon by the Company and the Selling Stockholder, but no later than on or before the 45th day following the date the Offer is received by the Company (or if such 45th day is not a business day, then on the next succeeding business day). Such sale shall be effected by the Selling Stockholder’s delivery to the Company of a certificate(s) evidencing the Offered Shares (or any portion thereof) to be purchased by the Company, duly endorsed for transfer to the Company, against payment to the Selling Stockholder of the purchase price by the Company. The exercise or nonexercise by the Company of its rights pursuant to this Section 2.01(b) shall be without prejudice to its rights under this Section 2.01(b) with respect to any future sales of Offered Shares.

(c) Investors’ Rights of Second Refusal. Upon receipt of the Offer, and subject to the prior right of the Company under Section 2.01(b) above, if the Investors also desire to purchase all or any part of the Offered Shares not so purchased by the Company, the Investors shall deliver a written notice of their election to purchase or not to purchase such shares to the Selling Stockholder and the Company. In the event that one or more of the Investors wish to purchase all or any part of the Offered Shares not so purchased by the Company, then each such Investor shall have the right to purchase that number of shares equal to the number of such Offered Shares to be sold, multiplied by a fraction, the numerator of which shall be the number of shares of capital stock (calculated on an as-converted basis, and assuming the conversion or exercise of all rights, options, warrants or convertible securities) then owned by such Investor desiring to purchase the Offered Shares and the denominator of which shall be the aggregate number of shares of capital stock of the Company (calculated on an as-converted basis, and assuming the conversion or exercise of all rights, options, warrants or convertible securities) owned by all Investors. The notice shall be delivered in person or mailed to the Selling Stockholder and the Company within fifteen (15) days of the date of receipt by the Investor of the Offer. Such notice, if to purchase the Offered Shares, shall, when taken in conjunction with the Offer, and subject to the prior right of the Company under Section 2.01(b) above, be deemed to constitute a valid, legally binding and enforceable agreement for the sale to, and purchase by, the Investor(s) of the number of Offered Shares specified by the Investor(s) in such notice and on the terms of the Offer. The closing of the sale of Offered Shares to the Investor(s) pursuant to this Section 2(c) shall be made at the offices of the Company on such date as may be agreed upon by the Investor(s) and the Selling Stockholder, but no later than on or before the 45th day following the date the Offer is received by the Company (or if such 45th day is not a business day, then on the next succeeding business day). Such sale shall be effected by the Selling Stockholder’s delivery to the Investor(s) of a certificate(s) evidencing the Offered Shares (or any portion thereof) to be purchased by the Investor(s), duly endorsed for transfer to the Investor(s), against payment to the Selling Stockholder of the purchase price by the Investor(s). The exercise or nonexercise by the Investors of their rights pursuant to this Section 2(c) shall be without prejudice to its rights under this Section 2(c) with respect to any future sales of Offered Shares.

(d) Sales to Proposed Transferee. In order for the provisions of this Section 2 to be valid and binding on the Selling Stockholder to restrict transfers to a third party, the Company and the Investors, must, as amongst themselves, purchase all, and not less than all, of the Offered Shares. If the Company and the Investors do not purchase all (and, as amongst themselves, not less than all) of the Offered Shares, the Offered Shares may be sold by the Selling Stockholder to the Proposed Transferee at any time within [180] [90] days after the date the Offer was made pursuant to the Proposed Offer Sale. Any such sale shall be at the same or greater price and upon other terms and conditions, if any, not more favorable to the transferee than those specified in the Offer. Any Offered Shares not sold within the permitted time period shall continue to be subject to the requirement of a prior offer and right of first refusal pursuant to this Section 2. If Offered Shares are sold pursuant to this Section 2 to one or more of the Investors or to any purchaser who is not a party to this Agreement or who is not otherwise a permitted transferee under this Agreement, the Offered Shares so sold to such transferee shall no longer be subject to any of the restrictions imposed by this Agreement.

2.02. Right of Participation in Sales by Selling Stockholder.

(a) Co-Sale Right. If a Selling Stockholder proposes to transfer Shares pursuant to Section 2.01 of this Agreement, each of the Investors shall have the right to sell to the Proposed Transferee, as a condition to such sale by the Selling Stockholder, at the same price per share and on the same terms and conditions as involved in such sale by the Selling Stockholder, such number of shares equal to the Offered Shares multiplied by a fraction, the numerator of which is the aggregate number of shares of capital stock of the Company owned by the particular Investor desiring to sell shares to a Proposed Transferee, and the denominator of which is the sum of all shares of capital stock of the Company owned by the Selling Stockholder and all Investors desiring to participate in sales to a Proposed Transferee under this Section 2.02. For purposes of this Section 2.02, all of the Common Stock which an Investor has the right to acquire from the Company upon conversion, exercise or exchange of any of the preferred stock of the Company then owned by such Investor shall be deemed to be shares then owned by such Investor (as adjusted, in the case of Series A Preferred Stock, for any adjustments in the applicable conversion or exchange rate of any such Series A Preferred Stock).

(b) Notice of Intent to Participate. Each person wishing to participate in any sale under this Section 2.02 shall notify the Selling Stockholder in writing of such intention within forty (40) days of such person’s receipt of notification of the failure of the other Investors or the Company to purchase the Offered Shares pursuant to Section 2.01. Such notification shall be delivered in person or mailed to the Selling Stockholder at the address set forth on the signature page hereof.

(c) Sale to Transferee. The Selling Stockholder and each participating Investor shall sell to the Proposed Transferee all, or, at the option of the Proposed Transferee, any part of the shares proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those in the Offer provided by the Selling Stockholder under Section 2.01; provided, however, that any purchase of less than all of such shares by the Proposed Transferee shall be made from the Selling Stockholder and each participating Investor pro rata based upon the relative amount of the shares that the Selling Stockholder and each participating Investor is otherwise entitled to sell pursuant to this Section 2.02.

(d) Lapse of Restrictions. Any shares sold by the Selling Stockholder and/or any participating Investors to any third party pursuant to this Section 2.03 shall no longer be subject to the restrictions or entitled to any of the benefits conferred by this Agreement.

2.03. Restriction and Requirements on Transfer.

(a) Limitations on Transfer. Notwithstanding any other provision of this Agreement, the Founder, David Tether, may sell, without any limitation or restriction under this Agreement, each calendar year, up to thousand (10,000) shares of Common Stock, as appropriately adjusted for stock splits, and dividends.

(b) No Transfers. A Founder shall not sell, assign, transfer, grant an option to or for, pledge, hypothecate, mortgage, encumber or dispose of all or any of his shares of capital stock of the Company except as expressly provided in this Agreement. Except as otherwise expressly provided by this Agreement, each Founder agrees not to transfer any of his shares of capital stock of the Company unless the transferee agrees in writing to be bound by the terms and conditions of this Agreement and executes a counterpart of this Agreement.

(c) Permitted Transfers. Notwithstanding the foregoing, the provisions of Section 2.01 and Section 2.02 shall not apply to: (i) any pledge of Shares made pursuant to a bona fide loan transaction that creates a mere security interest; (ii) any transfer to the ancestors, descendants or spouse of a Founder or to trusts for the benefit of such persons; (iii) any bona fide gift; and (iv) any transfer to the legal representative(s) of the Founder in the event of the disability of the Founder; provided that (A) the transferring Founder shall inform the Investors of such pledgee, transfer or gift prior to effecting it and (B) the pledgee, transferee or donee shall furnish the Investors with a written agreement to be bound by and comply with all provisions of this Agreement to the same extent as if such transferee were the Founder. Such transferred Shares will remain “Shares” hereunder, and such pledgee, transferee or donee shall be treated as a “Founder” for purposes of this Agreement.

3. Miscellaneous.

(a) Duration of Agreement. The rights and obligations of the Founders under this Agreement shall terminate on the earliest to occur of the following:

(i) immediately prior to the consummation of the sale of all, or substantially all, of the Company’s assets or capital stock or a merger, consolidation, reorganization or other business combination of the Company which results in the transfer of more than 50% of the voting securities of the Company, or

(ii) the tenth anniversary hereof.

(b) Legend. Each certificate representing any Shares shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED APRIL     , 2004 (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT STOCKHOLDERS AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

(c) Execution by the Company. The Company, by its execution in the space provided below, agrees that it will cause the certificates evidencing the shares of Common Stock and Preferred Stock to bear the legend required by Section 3(b) of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing shares of capital stock of the Company upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the shares of Common Stock and Preferred Stock to bear the legend required by Section 3(b) and the failure of the Company to supply, free of charge, a copy of this Agreement as provided under this Section 3(c) shall not affect the validity or enforcement of this Agreement.

(d) Failure to Deliver Shares. If one or more of the Founders becomes obligated to sell any Shares to one or more of the Investors as a Selling Stockholder under this Agreement and fails to deliver the Shares in accordance with the terms of this Agreement, such Investor(s) may, at its or their option, upon ten (10) days’ prior written notice to the Company and the Selling Stockholder, in addition to all other remedies it may have, send to the Company for the benefit of the Selling Stockholder the purchase price for such shares, as is herein specified. Thereupon, the Company upon written notice to the Selling Stockholder shall, (A) cancel on its books the certificate(s) representing the shares to be sold, (B) issue, in lieu thereof, in the name of such Investor(s), a new certificate(s) representing such shares, and (C) pay or tender the proceeds paid by the Investor(s) to the Selling Stockholder, and thereupon all of the Selling Stockholder’s rights in and to such shares shall terminate. The Company may exercise a similar remedy in enforcing its rights under Section 2.01. If a Selling Stockholder transfers any shares to a Proposed

Transferee in violation of this Agreement, the Company may, at the election of a majority of the members of the Board of Directors, cancel on the books of the Company any shares of capital stock then held by such Selling Stockholder, and compel such Selling Stockholder to purchase from the Investors and any transferee a number of shares of capital stock equal to the amount so transferred in violation of this Agreement.

(e) Additional Parties and Definitions. Subject to Section 2.02(d) hereof, if the Company and/or Founders issue or transfer any shares of the Company’s capital stock, such party shall cause the execution by such persons or entities and the Company of a counterpart of this Agreement and an amendment adding their names as signatories hereto as a condition of any acquisition of such shares by such person or entity. This Agreement shall thereafter be amended and restated to include such additional persons or entities without the necessity of procuring an amendment to this Agreement by the other parties hereto. The Secretary of the Company shall promptly notify all Investors of any purported transfer or disposition of shares by a stockholder under this Agreement.

(f) Injunctive Relief. It is acknowledged that it will be impossible to measure the damages that would be suffered by any party if another party fails to comply with the provisions of this Agreement, and that, in the event of any such failure, the nondefaulting party will not have an adequate remedy at law. The nondefaulting party shall, therefore, be entitled to obtain specific performance of any defaulting party’s obligations hereunder and to obtain immediate injunctive relief. The defaulting party shall not argue, as a defense to any proceeding for such specific performance or injunctive relief, that the nondefaulting party has an adequate remedy at law.

(g) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns, legal representatives and heirs.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

(i) Entire Agreement. This Agreement (including the Exhibits hereto, if any), the Restated Certificate (as defined in the Stock Purchase Agreement) and the other Transaction Agreements (as defined in the Stock Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled. Any capitalized terms used herein but not otherwise defined herein shall have the same meaning assigned to them in the Stock Purchase Agreement.

(j) Further Assurances. From and after the date of this Agreement, upon the request of any Investor, the Company, the Investors and the Founders shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

(k) Severability; Governing Law. If any provisions of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(l) Modification or Amendment. Neither this Agreement nor any provisions hereof can be modified, amended, changed, discharged or terminated except by an instrument in writing, signed by the Stockholders of at least a majority of the shares of capital stock then subject to this

Agreement held by such Stockholders, based upon voting power and calculated on an “as if converted” basis, together with the consent of Investors holding at least a majority of the outstanding shares of Series A Preferred Stock.

(m) Notices. All notices to be given or otherwise made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument, delivered by hand in person, or by express overnight courier service, or by electronic facsimile transmission (with a copy sent by first-class mail, postage prepaid), or by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth herein or at such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties. All such notices shall, when mailed or telegraphed, be effective when received or when attempted delivery is refused.

(n) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(o) Covenants of the Company. The Company agrees to use its best efforts to ensure that the rights granted under this Agreement are effective and that the parties hereto enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided above. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary, appropriate or reasonably requested by the holders of a majority of the outstanding voting securities held by the Stockholders (assuming conversion of all outstanding convertible securities) in order to protect the rights of the Stockholders against impairment.

(p) Manner of Voting; Grant of Proxy. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

IN WITNESS WHEREOF, the Company, the Investors and the Founders have executed this agreement in counterparts as of the date first above specified.

The Company:

SOLOMON TECHNOLOGIES, INC.

By:	/s/ DAVID E. TETHER
David E. Tether, Chief Executive Officer
1400 L&R Industrial Blvd
Tarpon Springs, FL 34689

The Investors:

WOODLAKEN LLC

By:	/s/ GARY LASKOWSKI
Gary Laskowski, Manager
c/o Venture Partners Ltd.
Mill Crossing, Bldg. A
1224 Mill Street
East Berlin, CT 06023

Founders:

/s/ DAVID E. TETHER
David E. Tether

[Schedules and exhibits referenced in the agreement are omitted. Additional signatures are omitted. A copy of any schedule or exhibit or signatures will be furnished supplementally to the Commission upon request.]